Exhibit 99.2
SUPPORT AGREEMENT
     This Support Agreement (this “Agreement”) is dated as of March 31, 2009, among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), Cars Holdings, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), WPM, L.P., a Delaware limited partnership (the “Shareholder”), and solely for the purpose of Sections 4.4, 6.16 and 6.17, Metavante Technologies, Inc., a Wisconsin corporation (the “Company”).
RECITALS
     A. Concurrently with the execution of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things and subject to Section 1.1 of the Merger Agreement, for the Merger of the Company with and into Merger Sub, upon the terms and subject to the conditions set forth therein.
     B. As of the date hereof and for so long as this Agreement remains in effect, the Shareholder is the record and Beneficial Owner of at least 29,784,274 shares of Company Common Stock.
     C. As a condition to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
I CERTAIN DEFINITIONS
     1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
     1.2. Other Definitions. For the purposes of this Agreement:
     “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act (disregarding the reference to “within sixty days” in Rule 13d-3(d)(1)(i))); provided, however, with respect to the Shareholder, Beneficial Ownership shall not include shares of Company Common Stock which the Shareholder has the right to receive pursuant to the Metavante Stock Purchase Right Agreement until such shares are actually issued to the Shareholder.
     “Company Common Stock” means common stock, par value $0.01 per share, of the Company, and including for purposes of this Agreement all shares or other voting securities into which shares of Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of the shares of Company Common Stock).

     “Parent Shareholders Agreement” means that certain Shareholders Agreement, dated as of the date hereof, by and among Parent and Shareholder, as the same may be amended from time to time.
     “Parent Stock Purchase Right Agreement” means that certain Stock Purchase Right Agreement, dated as of the date hereof, by and among Parent, Shareholder and, solely for the purpose of Sections 5.1, 5.8 and 5.10 thereof, the Company, as the same may be amended from time to time.
     “Representative” means, with respect to any particular Person, its officers, directors, employees, partners, investment bankers, attorneys, accountants, agents or other advisors or representatives.
     “Transfer” means, with respect to a security, the sale, grant, assignment, gift-over, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by merger (other than pursuant to the Merger) or by operation of Law), or the entry into of any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security.
II SUPPORT OBLIGATIONS OF THE SHAREHOLDER
     2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of the Company, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder will (a) appear at each such meeting or otherwise cause all of the Owned Shares to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, and (b) vote (or consent), or cause to be voted (or validly execute and return and cause consent to be granted with respect to), all of the Shareholder’s shares of Company Common Stock (and all other voting securities of or equity interests in the Company and any derivative or other contractual arrangements giving the Shareholder or any of its Affiliates (provided that for purposes of this Agreement, “Affiliates” shall not include any “portfolio company” (as such term is customarily used among private equity investors) that may be deemed to be an “Affiliate” of the Shareholder) the ability to exercise voting rights with respect to shares of Company Common Stock) Beneficially Owned by the Shareholder as of the applicable record date (together with any Company Common Stock that the Shareholder may acquire after the date hereof, including pursuant to the Metavante Stock Purchase Right Agreement or the Shareholders Agreement (as hereinafter defined), the “Owned Shares”) (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing (in each case whether or not recommended by the Board of Directors of the Company) and (ii) against (A) any Acquisition Proposal or any proposal relating to an Acquisition Proposal, (B) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, material business transaction or legal or regulatory action, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries, or (C) any amendment of the Company’s articles of incorporation or by-laws that, in the case of each of the foregoing clauses (A) through (C) would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, or (3) change in any manner the voting rights of the Owned Shares. The Shareholder shall not commit or agree to take any action inconsistent with the foregoing. Except as set forth in this Section 2.1, nothing in this Agreement shall limit the right of the Shareholder to vote in favor of, against or abstain with respect to any matter presented to the Company’s shareholders, including in connection with the election of directors proposed by the Company or Parent or Merger Sub or by a third party not in connection with an Acquisition Proposal proposed by such third party.
     2.2. No Solicitation. The Shareholder agrees that it shall not (and shall not permit any representative or Affiliate of the Shareholder to), directly or indirectly, (a) initiate, solicit, facilitate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals that, if consummated, would constitute an Alternative Transaction, or participate in any discussions or negotiations regarding an Alternative Transaction or potential Alternative Transaction, or enter into any agreement regarding any Alternative Transaction, or (b) in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote with respect to the voting of, any shares of Company Common Stock intended to facilitate any Acquisition Proposal. The Shareholder will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted prior to the date of this Agreement with respect to any of the foregoing.
     2.3. Restrictions on Transfer, Etc. Except as provided for herein, the Shareholder agrees from and after the date hereof not to (a) tender into any tender or exchange offer or otherwise directly or indirectly Transfer any Owned Shares (or any rights, options, warrants or other derivative securities to acquire Company Common Stock), or (b) grant or agree to grant any proxy or power of attorney with respect to the Owned Shares, deposit the Owned Shares into a voting trust, enter into a voting agreement or arrangement with respect to any of the Owned Shares or otherwise restrict the ability of the Shareholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. The Shareholder authorizes Parent to request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the voting of the Owned Shares.
     2.4. Proxies. The Shareholder hereby revokes any and all previous proxies granted with respect to the Owned Shares.
     2.5. Shareholder Capacity. Nothing contained in this Agreement shall restrict, limit or prohibit any affiliate or representative of the Shareholder from exercising his or her fiduciary duties in his or her capacity solely as a director of the Company.

III REPRESENTATIONS AND WARRANTIES
     3.1. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Parent, Merger Sub and the Company as of the date of this Agreement and as of the date of any meeting of shareholders of the Company and as of the date of the execution of any written consent of the shareholders of the Company, as follows:
          (a) The Shareholder has the requisite capacity and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes a legal, valid and binding agreement of Parent, Merger Sub and the Company, constitutes a legal, valid and binding agreement of the Shareholder enforceable by Parent, Merger Sub and the Company against the Shareholder in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
          (b) The Shareholder is the record and Beneficial Owner, free and clear of any Liens of the Owned Shares (which number of Owned Shares as of the date hereof is set forth in the second recital hereto) and any Owned Shares acquired by the Shareholder after the date hereof, and has full, unrestricted and sole power to dispose of and vote all of, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, the Owned Shares; provided, however, the Owned Shares are subject to the Shareholders Agreement. The Owned Shares are the only voting securities or interests in the Company Beneficially Owned or held of record by the Shareholder and, except as provided in the Shareholders Agreement and the Metavante Stock Purchase Right Agreement and except for the Owned Shares and the shares of and options for shares of Company Common Stock owned by or granted to affiliates of the Shareholder who are directors of the Company, the Shareholder and its Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any shares of Company Common Stock or any securities convertible into shares of Company Common Stock (including options to purchase Company Common Stock).
          (c) None of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof (i) requires any consent or other authorization, approval or permit of, or filing with or notification to, any Governmental Entity or any other Person by the Shareholder, except for (A) filings required under the securities laws, including Sections 13(d) and 16 of the Exchange Act, (B) as contemplated by the Merger Agreement, and (C) any consents, approvals, filings or notices required under the HSR Act and the termination or expiration of any applicable waiting period thereunder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets (including the Owned Shares) may be bound, (iii) violates any Order or Law applicable to the Shareholder or any of the

Shareholder’s properties or assets (including the Owned Shares), or (iv) results in a Lien upon any of the Shareholder’s properties or assets (including the Owned Shares), except for violations, breaches, defaults or Liens as would not prevent, impede or delay the performance by the Shareholder of its obligations hereunder or impose any greater than nominal liability or obligation on the Company or Parent or any Subsidiaries or Affiliates thereof.
          (d) The Shareholder, as of the date hereof, is not engaged in discussions or negotiations with any party with respect to any Acquisition Proposal.
IV ADDITIONAL COVENANTS OF THE SHAREHOLDER
     4.1. Additional Shares. The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent in writing of the number of any additional shares of Company Common Stock or other securities of the Company or other derivative or contractual arrangements with respect to which Beneficial Ownership is acquired by the Shareholder, if any, after the date hereof (and, for the avoidance of doubt, the Shareholder agrees that any such additional shares shall be, for purposes of this Agreement, “Owned Shares”); provided that filings made by the Shareholder pursuant to Sections 13(d) and 16 of the Exchange Act shall constitute notice for purposes of this Section 4.1.
     4.2. Disclosure. The Shareholder hereby authorizes Parent, Merger Sub and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Joint Proxy Statement and the Form S-4 the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligation under this Agreement.
     4.3. Non-Interference; Further Assurances. Subject to Section 2.5, the Shareholder shall not make any statements, publicly or privately, involving one or more third parties, that are intended to be materially adverse to the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) or intended to cause such third parties to vote, or knowingly encourage other Persons (including but not limited to Shareholder’s “portfolio companies”) to vote, in any manner inconsistent with the Shareholder’s obligations under Section 2.1; provided, however, that this Section 4.3 shall in no event require the Shareholder to make any public or private statements to third parties regarding the Merger Agreement and the transactions contemplated by the Merger Agreement. The Shareholder agrees to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent or Merger Sub to comply with the rights and obligations set forth in this Agreement.
     4.4. Shareholders Agreement. For the avoidance of doubt, effective as of the Effective Time, each of the Company and the Shareholder hereby waives all rights it has under the Shareholders Agreement, dated as of November 1, 2007, between the Company and the Shareholder, as amended (the “Shareholders Agreement”), and the Shareholders Agreement shall be deemed terminated and be of no further force or effect. The Company’s entry into this Agreement shall constitute the written request in advance by the Company’s Board of Directors to the Shareholder to enter into and comply with the terms of this Agreement, as contemplated by Section 3.2(a) of the Shareholders Agreement.

V TERMINATION
     5.1. Termination. This Agreement shall automatically terminate and be of no further force or effect upon the earliest to occur of (i) the date upon which the Merger Agreement shall have been terminated in accordance with its terms, (ii) the date upon which the Merger shall become effective or (iii) the date of any amendment, modification, change or waiver to the Merger Agreement executed after the date hereof that results in a decrease in the Exchange Ratio (including any such decrease coupled with a replacement of such decreased amount with cash consideration) or the Merger Consideration.
     5.2. Effect of Termination. Upon termination of this Agreement, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.
VI GENERAL
     6.1. Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) when dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (a) if to the Shareholder, to the address set forth below the Shareholder’s name on the signature page hereto, and (b) if to Parent, Merger Sub or the Company, in accordance with Section 9.4 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the Person entitled to receive such communication as provided above.
     6.2. No Third Party Beneficiaries. Except as specifically set forth herein, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.
     6.3. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws that would apply the law of another jurisdiction).
     6.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     6.5. Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that none of the parties hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties (provided that the Company’s consent shall only be needed with respect to any assignment of the Shareholder’s rights or obligations with respect to Sections 4.4, 6.16 and 6.17) and any attempted assignment without such consent shall be null and void without effect; and provided, further, however, that Parent may assign its respective rights or obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent (or any successor thereto) without the prior written consent of the parties hereto.
     6.6. Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph references are to the Articles, Sections, paragraphs to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) unless otherwise specified, all references to any period of days shall be deemed to be to the relevant number of calendar days. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to a Person will refer to its predecessors and successors and permitted assigns.
     6.7. Amendments. This Agreement may not be amended, changed, supplemented or otherwise modified except by written agreement signed by Parent, Merger Sub, the Shareholder and the Company.
     6.8. Waiver. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
     6.9. Fees and Expenses. Except as set forth in that certain letter agreement, dated the date hereof, between the Shareholder and the Company, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.
     6.10. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

     6.11. Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
     6.12. Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective when each party to this Agreement has received counterparts signed by all of the other parties. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
     6.13. Specific Performance. The parties hereby agree that irreparable damage to the other party would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by the parties hereto in accordance with its specific terms or were otherwise breached. Each party hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought by another party hereto. Accordingly, the parties acknowledge and hereby agree that in the event of any breach by a party hereto of any of its covenants or obligations set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available at law or in equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Any requirements for the securing or posting of any bond with such remedy are waived.
     6.14. Submission to Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal or state court located in the state of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.
     6.15. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.15.
     6.16. Shareholders Agreement. The Company acknowledges that the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof does not conflict with or otherwise violate the terms of the Shareholders Agreement including, but not limited to, Section 3.2 thereof.
     6.17. Antitrust Matters. Each of Parent, Merger Sub and the Company shall (a) cooperate with Stockholder and its affiliates, including, without limitation, Warburg Pincus & Co., in connection with the filing by the Shareholder and/or its affiliates of any necessary documentation required to effect all approvals, clearances and authorizations of all Governmental Entities pursuant to the HSR Act, including Notification and Report Forms required under the HSR Act, in connection with the transactions contemplated by this Agreement, the Merger Agreement (including the Merger), the Parent Stock Purchase Right Agreement and/or the Parent Shareholders Agreement and (b) supply as promptly as practicable any additional information and documentary material that may be requested by such Governmental Entities.
[Rest of page intentionally left blank]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Lee A. Kennedy
	Name:	Lee A. Kennedy
	Title:	President and CEO

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

CARS HOLDINGS, LLC
By:	/s/ Ronald D. Cook
	Name:	Ronald D. Cook
	Title:	EVP, General Counsel and Corporate Secretary

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

METAVANTE TECHNOLOGIES, INC. (Solely for the purpose of Sections 4.4, 6.16 and 6.17)
By:	/s/ Donald W. Layden, Jr.
	Name:	Donald W. Layden, Jr.
	Title:	Senior Executive Vice President

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

WPM, L.P.

By:	WPM GP, LLC, its general partner

By:	/s/ James Neary Name: James Neary
Title: Managing Director

Notice Address:

c/o Warburg Pincus & Co. 466 Lexington Avenue New York, NY 10017 Attn: James Neary Facsimile: (212) 878-9351

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attn: Steven J. Gartner, Esq. Robert T. Langdon, Esq. Facsimile: (212) 728-8111
[SIGNATURE PAGE TO SUPPORT AGREEMENT]